Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Patni Computer Systems Limited:

We consent to the use of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Patni Computer Systems Limited as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, comprehensive income/ (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/    KPMG

Mumbai

September 30, 2011